UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2008

INTERPHASE CORPORATION
 (Exact name of registrant as specified in its charter)

Texas	0-13071	75-1549797
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 North Dallas Parkway, Suite 200, Plano, Texas	75093
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 654-5000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective November 17, 2008, Yoram Solomon will join the Company in the position of Vice President of Corporate Strategy & Business Development.

Prior to accepting the position as Vice President of Corporate Strategy & Business Development, Mr. Solomon, who is 43 years old, spent the last six years at Texas Instruments in Dallas, Texas, in various capacities. Most recently, Mr. Solomon served as Senior Director of Technology Strategy and Industry Relations for the Chief Technology Officer’s Office. Mr. Solomon holds a Master of Business Administration from the University of Colorado in Colorado Springs, Colorado and an undergraduate degree in Law from Tel-Aviv University in Tel-Aviv, Israel.

In connection with Mr. Solomon’s new position, the Company and Mr. Solomon entered into an employment, confidentiality and non-competition agreement effective November 17, 2008. Under his employment agreement, Mr. Solomon is entitled to an annual base salary of $185,000 and is eligible to receive an annual bonus based upon his annual bonus target established by the compensation committee of the Board of Directors. In addition, in accordance with his employment agreement, Mr. Solomon will receive 20,000 shares of Restricted Stock under the Company’s long term stock incentive plan.

Mr. Solomon’s employment agreement permits the Company to terminate him without further compensation for “cause” as defined in the employment agreement, which includes death and disability. If the Company terminates Mr. Solomon without cause or for non-renewal prior to his first anniversary, he will receive three months severance pay at his base salary. If the Company terminates Mr. Solomon without cause or for non-renewal after his first anniversary with the Company, he will receive six months severance pay at his then current base salary.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1 — Press Release Dated November 14, 2008.
Exhibit 10.1 — Employment, Confidentiality, and Non-Competition Agreement with Mr. Yoram Solomon

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interphase Corporation

By: /s/ Thomas N. Tipton Jr.

Date: November 14, 2008	Title: Chief Financial Officer, Vice President of Finance and Treasurer

EXHIBIT INDEX

Exhibit 99.1 Press Release dated November 14, 2008 (filed herewith)
Exhibit 10.1 Employment, Confidentiality, and Non-Competition Agreement with Mr. Yoram Solomon (filed herewith)